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                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Dresser-Rand Group Inc. of our report dated May 12, 2005 relating to the consolidated financial statements and financial statement schedule of Dresser-Rand Group Inc. (Successor) and our report dated May 12, 2005 relating to the combined financial statements and financial statement schedule of Dresser-Rand Company (Predecessor), which appear in such Registration Statement. We also consent to the reference to us under the headings "Summary Historical and Pro Forma Financial Information", "Selected Historical Financial Information" and "Experts" in this Registration Statement.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Buffalo, New York
June 28, 2005